Exhibit 99.1

Individual Trustees

Daniel O. Conwill, IV

Gary C. Evans

Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., CORPORATE TRUSTEE

919 CONGRESS AVENUE / (800) 852-1422 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES FOURTH QUARTER 2008 DISTRIBUTION

AUSTIN, TEXAS December 19, 2008—TEL OFFSHORE TRUST (NASDAQ symbol - TELOZ) announced the Trust’s quarterly distribution for the fourth quarter of 2008.  The amount available for distribution will be $739,849 or $.155708 per Unit.  The fourth quarter distribution will be payable on January 9, 2009 to unitholders of record on December 31, 2008.  The financial and operating information included herein for the Trust’s fourth quarter of 2008 reflects financial and operating information with respect to the royalty properties for the months of August, September and October 2008 and includes prior period adjustments associated therewith.

Gas revenues recorded by the Working Interest Owners on the royalty properties decreased approximately 84% to $638,250 in the fourth quarter of 2008 from $4,081,548 in the third quarter of 2008.  Natural gas volumes during the fourth quarter of 2008 decreased approximately 48% to 169,621 Mcf from 327,690 Mcf during the third quarter of 2008, primarily due to damages caused by Hurricane Ike in September 2008.  The average price received for natural gas decreased approximately 13% to $10.81 per Mcf in the fourth quarter of 2008 as compared to $12.46 per Mcf received in the third quarter of 2008; although, after taking into account prior period pricing adjustments, including adjustments to reflect alternative pricing contracts, the average price received for natural gas for the fourth quarter of 2008 was effectively $3.76 per Mcf.

Crude oil revenues recorded by the Working Interest Owners on the royalty properties decreased approximately 68% to $4,939,538 in the fourth quarter of 2008 from $15,441,978 in the third quarter of 2008.  Oil volumes during the fourth quarter of 2008 decreased approximately 76% to 36,270 barrels, compared to 149,125 barrels of oil produced in the third quarter of 2008.  The decrease in revenue was primarily due to decreases in production resulting from damages caused by Hurricane Ike, which decrease was partially offset by higher oil prices.  The average price received for oil increased to $136.19 per barrel in the fourth quarter of 2008 from $103.55 per barrel in the third quarter of 2008.

The Trust’s share of capital expenditures decreased by $123,116 in the fourth quarter of 2008 to $110,008, as compared to $233,124 in the third quarter of 2008.  The decrease in capital expenditures was primarily due to lower capital expenditures for Eugene Island 339.  The Trust’s share of operating expenses increased by $151,045 in the fourth quarter of 2008 to $1,729,031 as compared to $1,577,986 for the third quarter of 2008.

No funds were released or escrowed from the Trust’s Special Cost Escrow in the fourth quarter of 2008.  The Trust’s Special Cost Escrow balance was $4,335,777 as of the end of the Trust’s fourth quarter.

On October 7, 2008, the Trust announced that production from the two most significant oil and gas properties associated with the Trust had ceased following damage inflicted by Hurricane Ike in September 2008.  The principal asset of the Trust consists of a 99.99% interest in TEL Offshore Trust Partnership.  The Partnership owns an overriding royalty interest, equivalent to a 25% net profits interest, in certain oil and gas properties, including the working interest ownership interest of Chevron U.S.A. Inc. in Eugene Island 339 and Ship Shoal 182 and 183.

The platforms and wells on Eugene Island 339 were completely destroyed by Hurricane Ike.  Crude oil revenues from Eugene Island 339 represented approximately 48% of the crude oil and condensate revenues for the royalty properties in 2007 and for the third quarter in 2008.  Eugene Island 339 contributed approximately 12% of the revenues from natural gas sales from the royalty properties in 2007 and approximately 45% of the revenues from natural gas sales in the third quarter of 2008.  Based on a prior reserve study of DeGolyer and MacNaughton, independent petroleum engineering consultants, Eugene Island 339 accounted for approximately 34% of the total future net revenues attributable to the Partnership’s interest in the royalty as of October 31, 2007.  Chevron U.S.A. Inc. is still assessing its alternatives and the economic feasibility for restoring production at the property.  Chevron U.S.A. Inc. is proceeding to plug and abandon the existing wells, to clear debris and otherwise to deal with the remaining infrastructure, with estimated costs relating thereto of approximately $3.7 million for the fourth quarter of 2008 and approximately $69 million for 2009.  In order to restore production, Chevron U.S.A. Inc. expects that it would need to redevelop the facility and drill new wells; Chevron U.S.A. Inc. expects to make a decision in the first quarter of 2009 whether to proceed with any such redevelopment.  At this point in time, there can be no assurance as to how or when, or if at all, production may be restored at Eugene Island 339.  Generally, if production ceases from an outer continental shelf lease, like that for Eugene Island 339, production must be restored or drilling operations must commence within 180 days of the cessation (which would be in March 2009 with respect to Eugene Island 339), or the lease will be terminated.  A lease operator may seek approval from the regional supervisor of the Mineral Management Service to allow additional time to restore production.  The lease operator at Eugene Island 339 currently anticipates submitting in February 2009 a request for such extension.  There can be no assurance that production at Eugene Island 339 will be restored, or that the lease operator will seek any such extension within such 180-day period, or if sought, such an extension would be granted.

While Hurricane Ike caused limited surface damage to the facilities at Ship Shoal 182/183, all of the wells at Ship Shoal 182/183 were shut-in following hurricane-related damage to a third-party transporter’s natural gas pipeline.  The more productive wells on the properties produce both oil and gas, and there is currently no downstream transmission available for any gas produced from the wells.  Crude oil revenues from Ship Shoal 182/183 represented approximately 50% of the crude oil and condensate revenues for the royalty properties in 2007 and for the third quarter in 2008.  Ship Shoal 182/183 contributed approximately 77% of the revenues from natural gas sales from the royalty properties in 2007 and approximately 39% of the revenues from natural gas sales in the third quarter of 2008.  The natural gas transporter is working to restore the pipeline, although given the severity of the damage and other factors, there can be no assurance as to when, or if at all, production may be restored at Ship Shoal 182/183.  Chevron U.S.A. Inc. is proceeding with repairs to the facilities, estimated to cost an aggregate of approximately $2.9 million.

The Trust’s distribution for the fourth quarter of 2008 was severely impacted by the damage caused by Hurricane Ike to certain platforms and facilities.  Future distributions are also likely to be severely impacted, by both reduced production and capital expenditures required to remediate, repair, and perhaps restore, platforms and wells.  Accordingly, there may not be sufficient net proceeds from the royalty properties to make a particular distribution.  At this time, the ultimate outcome of these matters cannot be determined.

This press release contains forward-looking statements.  Although the Managing General Partner of the TEL Offshore Trust Partnership has advised the Trust that the Managing General Partner believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The Working Interest Owners alone control historical operating data, and handle receipt and payment of funds relating to the Trust Properties and payments to the Trust for the related royalty. The Trustees of the Trust cannot assure that errors or adjustments by the Working Interest Owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2007 under “Item 1A. Risk Factors” and in the Trust’s Form 10-Q for the quarterly period ended September 30, 2008 under “Item 1A. Risk Factors.”  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Mellon Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422

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